Exhibit 99.1

SemGroup Energy Partners, L.P. Reports

Fourth Quarter and Pre- and Post-IPO 2007 Results

Tulsa, Okla. – March 5, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today reported net income of $7.3 million, or $0.31 per basic and diluted common unit, for the fourth quarter ended December 31, 2007. Revenues for the same period were $30.2 million.

Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said, “The quarter ended December 31, 2007, represents SGLP’s first full quarter of operations. As a result of better than originally forecasted results, SGLP increased its quarterly cash distribution to $0.3375 per unit for the fourth quarter of 2007, or $1.35 per unit on an annualized basis. This is an 8 percent increase over the original minimum quarterly distribution amount of $0.3125 per unit, or $1.25 per unit on an annualized basis.”

On a 12-month basis, SGLP’s 2007 financials reflect its post-IPO operations from July 20 through December 31, 2007, as well as its predecessor’s results during the period January 1 through July 19, 2007. All 2006 results presented are financials of SGLP’s predecessor. For the year ended December 31, 2007, total revenue was $74.6 million compared with $28.8 million in 2006, an increase of 159 percent. SGLP and its predecessor recorded a $12.9 million net loss in 2007 compared with a $35.9 million net loss in 2006.

Foxx commented that SGLP’s post-IPO results are not comparable to its predecessor’s historical financial statements. “As a reminder, our predecessor recognized costs but no revenues associated with providing gathering, transportation, terminalling and storage services to our predecessor parent, as those were considered intercompany functions,” he said.

SGLP generated $13.2 million in earnings before interest, taxes, depreciation and amortization, or EBITDA, for the quarter ended December 31, 2007, and distributable cash flow of $11.6 million. Both measures continue to outpace SGLP’s initial forecast as outlined in the prospectus relating to its initial public offering. EBITDA and distributable cash flow are non-generally accepted accounting principle (or “non-GAAP”) financial measures that are explained and reconciled later in this press release to net income (loss).

The better than anticipated results are due to: SemGroup, L.P. using incremental Cushing storage services in November and December resulting in $0.6 million of incremental revenue; increased transportation volumes, which were 7 percent over amounts initially forecast; and the location of the barrels transported resulting in a higher average-rate-per-barrel-transported.

Since the fourth quarter of 2007, SGLP:

•	completed the acquisition of 46 liquid asphalt cement terminalling and storage facilities from SemMaterials, L.P.;

•	successfully completed a public offering of 6.9 million common units and used the net proceeds to partially fund the liquid asphalt cement asset acquisition; and

•	amended its credit facility concurrent with the closing of the liquid asphalt cement asset acquisition, increasing its total borrowing capacity to $600 million.

“All of these actions support SGLP’s growth strategy and set the stage for activity throughout 2008. We expect to recommend to the board of directors of SGLP’s general partner an increase of $0.40 to $0.50 per unit in the annual cash distribution rate over the current annualized rate of $1.35 per unit,” Foxx said.

SGLP expects such an increase, if approved by the board of directors of its general partner, to be paid beginning with the distribution for the second quarter of 2008. It would increase SGLP’s total annualized distribution rate to approximately $1.75 to $1.85 per unit, or an increase of 30 percent to 37 percent over the partnership’s current annualized rate of $1.35 per unit. When compared with SGLP’s initial annualized distribution rate of $1.25 per unit, it would reflect an increase of 40 percent to 48 percent.

Conference Call

SemGroup Energy Partners will host a quarterly conference call for investors and analysts on March 6, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed by –

•	Logging on to www.sglp.com and going to the Investors page;

•	Calling 800-374-0113 from locations inside the United States; or

•	Calling 706-758-9607 from locations outside the United States

Participants should dial in five to 10 minutes prior to the scheduled start time. An audio replay will be available on the web site for at least 30 days, and a recording will be available by phone for 14 days. To hear the replay, call 800-642-1687 in the U.S. or call 706-645-9291 from international locations. The pass code for both is 37751875.

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures of EBITDA and distributable cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles are included in the table below. SemGroup Energy Partners’ non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

SemGroup Energy Partners defines EBITDA as net income or loss before interest, income taxes, depreciation and amortization. SemGroup Energy Partners defines distributable cash flow as EBITDA plus non-cash equity-based compensation expense less cash interest expense and sustaining capital expenditures. EBITDA and distributable cash flow are presented because SemGroup Energy Partners believes they provide additional information with respect to the expected performance of SemGroup Energy Partners’ fundamental business, as well as its ability to meet future debt service, capital expenditures and working capital requirements. SemGroup Energy Partners believes this information may be helpful to your understanding of its financial results.

The following table presents a reconciliation of EBITDA and distributable cash flow to net income or loss for the periods shown:

		Three Months Ended December 31, 2007	July 20, 2007 to December 31, 2007
Net income (loss)		$7,265	$13,205
Add:	Interest	3,191	5,490
	Income taxes	79	141
	Depreciation and amortization	2,697	4,583

EBITDA		13,232	23,419

Add:	Non-cash equity-based compensation expense	674	1,206

Less:	Cash interest expense	(1,525)	(3,306)
	Sustaining capital expenditures	(732)	(1,212)

Distributable cash flow		$11,649	$20,107

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners’s web site www.SGLP.com.

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Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbors from liability provided therein. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements with respect to future distributions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside SemGroup Energy Partners’ control, which could cause results to differ materially from those expected by management of SemGroup Energy Partners. Such risks and uncertainties include, but are not limited to, our dependence upon SemGroup, L.P. for a substantial majority of our revenues; our exposure to the credit risk of SemGroup, L.P. and third-party customers; a decrease in the demand for crude oil or finished asphalt products in the areas served by our storage facilities and pipelines; a decrease in the production of crude oil or liquid asphalt cement from areas served by our assets; the availability of, and our ability to consummate, acquisition opportunities; our debt levels and restrictions in our credit facility; general economic, market or business conditions; and other factors and uncertainties inherent in the crude oil gathering, transportation, terminalling and storage business and the liquid asphalt cement terminalling and storage business. These and other applicable uncertainties, factors and risks are described more fully in SemGroup Energy Partners’ reports filed with the Securities and Exchange Commission. SemGroup Energy Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Results of Operations

The following table summarizes the financial results for the three and 12 months ended December 31, 2006 and 2007:

SEMGROUP ENERGY PARTNERS, L.P.

STATEMENT OF OPERATIONS

(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Service revenue
Third party revenue	$8,248	$4,456	$28,109	$28,303
Related party revenue	160	25,731	730	46,262

Total revenue	8,408	30,187	28,839	74,565

Expenses:
Operating	13,369	17,072	51,608	67,182
General and administrative	2,939	2,580	11,097	13,595

Total expenses	16,308	19,652	62,705	80,777

Operating income (loss)	(7,900)	10,535	(33,866)	(6,212)

Other expenses:
Interest expense	408	3,191	1,989	6,560

Income (loss) before income taxes	(8,308)	7,344	(35,855)	(12,772)

Income tax expense		79	—	141

Net income (loss)	$(8,308)	$7,265	$(35,855)	$(12,913)

Less:
Net loss attributable to SemGroup Energy Partners Predecessor		$—		$(26,118)
General partner interest in net income		145		264

Net income allocable to limited and subordinated partners		$7,120		$12,941

Basic and diluted net income per common unit		$0.31		$0.55
Basic and diluted net income per subordinated unit		$0.21		$0.40
Weighted average common units outstanding – basic and diluted		14,375		14,375
Weighted average subordinated units outstanding – basic and diluted		12,571		12,571

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SGLP Investor Relations Contact:	SemGroup Media Contact:
Brian Cropper	Susan Dornblaser
Toll Free Phone: 866.490.SGLP (7457)	Phone: 918.524.8365
Phone: 918.524.SGLP (7457)	Email: sdornblaser@semgrouplp.com
Email: investor@semgroupenergypartners.com